UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 1, 2007

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers

Effective for the year beginning January 1, 2007, Liberty Media Corporation (Liberty) is offering to its officers at the level of Senior Vice President and above the ability to participate in the newly adopted Liberty Media Corporation 2006 Deferred Compensation Plan (the Plan).  Each eligible officer, including Liberty’s principal executive officer, principal financial officer and principal accounting officer, may elect to defer up to 50% of his annual base salary and bonus under the Plan. Elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years.  Compensation deferred under the Plan will earn interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

Under certain circumstances, including in connection with a change of control of Liberty, Liberty may accelerate the distribution of amounts deferred under the Plan.  The board of directors of Liberty reserves the right to terminate the Plan at any time.  An optional termination by the board will not result in a distribution acceleration.

The foregoing description of the Plan is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 99.1 hereto.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.            Name

99.1                         Liberty Media Corporation 2006 Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2007

LIBERTY MEDIA CORPORATION

By:	/s/ Mark E. Burton
	Name:	Mark E. Burton
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Name
99.1	Liberty Media Corporation 2006 Deferred Compensation Plan